Exhibit 5.1

K&L Gates LLP 110 Cannon Street London EC4N 6AR T +44 (0)20 7648 9000 F +44 (0)20 7648 9001 www.klgates.com

Our ref                     6002745.00103

The Directors

Amarin Corporation plc

110 Cannon Street

London

EC4N 6AR

9 July 2010

Dear Sirs

AMARIN CORPORATION PLC (THE “COMPANY”)

This Opinion is being delivered to you in connection with a filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”), under the United States Securities Act of 1933 as amended (the “US Securities Act”) on or about 9 July 2010.

We understand from the Company that the Company has issued the following Long-Term Incentive Award letters, each dated 20 May 2008 (together the “LTIPs”):

(a)	in aggregate, 400,000 ordinary shares of £0.50 each in the capital of the Company (“Ordinary Shares”), exercisable in three tranches on or following 20 May 2009, 20 May 2010 and 20 May 2011 respectively, to Dr Declan Doogan;

(b)	in aggregate, 400,000 Ordinary Shares, exercisable in three tranches on or following 20 May 2009, 20 May 2010 and 20 May 2011 respectively, to Mr Alan Cooke; and

(c)	in aggregate, 280,000 Ordinary Shares, exercisable in three tranches on or following 20 May 2009, 20 May 2010 and 20 May 2011 respectively, to Mr Tom Maher.

This Opinion relates, and is limited accordingly, to 1,080,000 Ordinary Shares which we understand from the Company are reserved for issue by the Company pursuant to the LTIPs (the “Shares”).

1.	Documents

For the purposes of this Opinion, we have examined only the following:

1.1	copies of the certificate of incorporation, certificates of incorporation on change of name and memorandum and articles of association of the Company, certified as true, complete and up-to-date copies by the Company Secretary of the Company (the “Secretary”);

1.2	copies of the resolutions of the Company’s shareholders dated 19 July 2007, 31 July 2008, 21 December 2009 and 6 July 2010, authorising the board of directors of the Company to allot shares and to grant rights to subscribe for or otherwise acquire shares, copies of which are attached to the Secretary’s Certificate;

K&L Gates LLP is a limited liability partnership registered in England and Wales under number OC309508 and is regulated by the Solicitors Regulation Authority. Any reference to a partner in relation to K&L Gates LLP is a reference to a member of that LLP. A list of the names of the members and their professional qualifications may be inspected at our registered office, 110 Cannon Street, London EC4N 6AR, England. A reference to any office other than our London and Paris offices is a reference to an office of an associated firm.

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9 July 2010

1.3	a certificate from the Secretary (the “Secretary’s Certificate”) of the same date as this Opinion confirming, inter alia (i) that the Company no longer has an authorised but unissued share capital, and there are no other limits under the constitution of the Company on the powers of the directors to allot shares or to grant rights to acquire shares; (ii) the nominal amount of shares which the directors are authorised to allot or grant rights to acquire under section 551 of the UK Companies Act 2006 (the “2006 Act”); and (iii) the extent of the powers to allot equity securities conferred on the directors under section 570 of the 2006 Act;

1.4	information on the file held at Companies House in respect of the Company disclosed by an online search carried out by us at Companies House at 11.00 a.m. on 9 July 2010; and

1.5	executed copies of the LTIPs, attached to the Secretary’s Certificate and certified by the Secretary to be true, complete and up-to-date.

References in this Opinion to the provisions of the 2006 Act include, where applicable, the corresponding provisions of the UK Companies Acts replaced by such provisions, and the applicable transitional provisions.

2.	Assumptions

For the purposes of this Opinion we have assumed without investigation:

2.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

2.2	the capacity, power and authority of each of the parties to enter into any documents reviewed by us;

2.3	the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations;

2.4	that all agreements examined by us are on the date of this Opinion and on each date that Shares are allotted legal, valid and binding under the laws by which they are (or are expressed to be) governed;

2.5	that the contents of the Secretary’s Certificate were true when given and remain true as at the date of this Opinion and that there is no matter not referred to in the Secretary’s Certificate which would make any of the information therein incorrect or misleading;

2.6	that no change has occurred to the information on file at Companies House since the time of our search at 11.00 a.m. on 9 July 2010;

2.7

having undertaken such Companies House search and a winding up search at the Companies Court in England at 11.00 a.m. on 9 July 2010 and having made enquiries of the Secretary (the “Searches and Enquiries”) (but having made no other enquiries) and the Searches and Enquiries not revealing any of the same, that on the date of this Opinion and on each date that

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Shares are allotted no members’ or creditors’ voluntary winding up resolution has been passed and no petition has been or will have been presented and no order has been or will have been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator or similar officer has been or will have been appointed in relation to the Company or any of its assets;

2.8	that:

(a)	the articles of association of the Company (the “Articles”), a copy of which is attached to the Secretary’s Certificate, were adopted by special resolution passed by the requisite majority of the members of the Company at a general meeting of the Company, duly convened and held, at which a quorum was present;

(b)	no alteration shall have been made as at each date of allotment of Shares to the Articles; and

(c)	at the time of each allotment of Shares the Company shall have received in full in cash the subscription price payable for such Shares pursuant to the LTIPs and shall immediately enter the holder or holders thereof on the register of members of the Company showing that all such Shares have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment;

2.9	that:

(a)	a meeting of the board of directors of the Company (or a duly constituted and empowered committee or delegate thereof) was or shall have been duly convened and held and a valid resolution passed at such meeting to approve each allotment and issue of Shares and each grant of rights to acquire Shares;

(b)	as at each date of allotment of Shares and grant of rights to subscribe for Shares, the directors of the Company had or shall have sufficient powers conferred on them to allot such Shares and to grant such rights (as applicable) under section 551 of the 2006 Act and under section 570 of the 2006 Act as if section 561 of the 2006 Act did not apply to such allotment or grant and the Company has not issued and shall not issue (or purport to issue) Shares and has not granted and shall not grant rights (or purport to grant rights) in excess of such powers or in breach of any other limitation on their powers to issue shares or grant rights;

(c)	the directors of the Company have used and will use all their authorities and have exercised and will exercise all their powers in connection with each allotment and issue of Shares and each grant of rights to subscribe for Shares bona fide in the interests of the Company and in a way most likely to promote the success of the Company for the benefit of its members as a whole; and

(d)	no Shares shall be issued, or are committed to be issued, at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency);

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2.10	that as at each date of the allotment of Shares, no alteration shall have been made to the form of the LTIPs attached to the Secretary’s Certificate;

2.11	that the Shares and rights to subscribe for Shares have not been and shall not be offered to the public in the United Kingdom in breach of the Financial Services & Markets Act 2000 (“FSMA”) or of any other UK laws or regulations concerning the offer of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of FSMA or any other UK laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares;

2.12	that the Company’s American Depositary Shares represent shares in the Company on a one-for-one basis;

2.13	that no shares or securities of the Company are listed on any recognised investment exchange in the United Kingdom (as defined in section 285 of FSMA);

2.14	that in issuing and allotting the Shares and administrating the LTIPs the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA; and

2.15	that the Company’s place of central management is not in the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers.

3.	Opinion

3.1	Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that the Shares will, when issued in accordance with the LTIPs, be validly issued, fully paid and non-assessable.

3.2	For the purposes of this Opinion we have assumed that the term “non-assessable” in relation to the Shares means under English law that holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Shares.

4.	Reservations

Our reservations are as follows:

4.1	we have relied, without further investigation, on the contents of the Secretary’s Certificate and all matters referred to therein;

4.2

we express no opinion as to any law other than English law in force, and as interpreted, at the date of this Opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular and without prejudice to the generality of the foregoing, we have not independently investigated the laws of the United States of America or the State of New York or the rules of any non-UK regulatory body (including, without limitation, the

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SEC) or any investment exchange outside the United Kingdom (including, without limitation, the NASDAQ Stock Market LLC) for the purpose of this Opinion;

4.3	this Opinion deals exclusively with English corporate and securities laws as they relate to the statutory authorities and powers required by the directors of the Company to allot the Shares pursuant to the LTIPs and not with any contractual restrictions which may be binding on the Company or its directors or any investing institutions’ guidelines;

4.4	the information contained in searches obtained from the Registrar of Companies, and the results of telephone enquiries of the Companies Court, is and are not always up to date or complete, for example as a result of delays in filing by the persons responsible and/or misfiling or delays by staff at Companies House or the Companies Court;

4.5	the list of members maintained by the Company’s registrars does not disclose details of the payment up of any Shares, such details being recorded by or on behalf of the Company in a separate register of allotments which contains certain of the information required under the 2006 Act and we assume that the same procedure will be adopted in relation to the Shares;

4.6	we have not reviewed the terms of the LTIPs and we express no opinion in relation to the legality, enforceability or validity of the LTIPs. In particular, but without prejudice to the generality of the foregoing, we have assumed that Shares to be allotted under the LTIPs will be paid up in full (as to their nominal value and any premium) in cash, and we express no opinion as to whether any other consideration which might be paid, or purport to be paid, for the Shares would result in the Shares being validly issued, fully paid and non-assessable;

4.7	we express no opinion on the valid issue of the LTIPs or the compliance of any award made pursuant to the LTIPs, with the Code (as defined in the LTIPs) or the rules or regulations of the NASDAQ Stock Market LLC or of any other securities exchange that are applicable to the Company;

4.8	no allotment of any of the Shares has yet taken place nor may ever take place; and

4.9	a member of a company incorporated under the laws of England and Wales may apply to the English courts under Part 30 of the 2006 Act on the grounds that the affairs of the company are being or have been conducted in a manner unfairly prejudicial to members’ interests, and in such circumstances, the court may (inter alia) require the company to refrain from doing to continuing an act complained of by the petitioner and such an order may extend to the allotment of Shares pursuant to the LTIPs.

This Opinion speaks only as at the date hereof. Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur after the date of this Opinion.

This Opinion is given on condition that it is governed by and shall be construed in accordance with English law in force and as interpreted at the date of this Opinion and that the English courts shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Opinion.

This Opinion is given solely to you in connection with the filing of the Registration Statement. It may not be used nor relied upon for any other purpose. Furthermore, we are acting solely for the Company

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in giving this Opinion and we do not owe any duty to, or accept any liability to, any other person and no other person may rely on this Opinion.

We hereby consent to the filing of this Opinion with the Registration Statement in its full form.

In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the Rules and Regulations thereunder.

Yours faithfully

/s/ K&L Gates LLP

K&L Gates LLP